Exhibit 10.8

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of April 16, 2015 (the “Effective Date”), by and between:

Atmel Corporation, a Delaware corporation (“Assignor”)

and

Uni-Pixel Displays, Inc., a Texas corporation (“Assignee”).

Recitals

A.           Assignor and Assignee are parties to the Purchase and Sale Agreement dated as of April 16, 2015 (the “Purchase Agreement”).

B.           Assignor desires to assign, convey and transfer to Assignee all of its right, title, interest and liabilities in and to certain assets, in exchange for the agreed-upon consideration.

C.           Assignee desires to accept such assignment from Assignor, assume certain liabilities of Assignor associated with such assignment and provide such consideration to Assignor.

D.           All capitalized terms used in this Agreement but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment. Assignor does hereby convey, assign and transfer to Assignee for its use, benefit and behalf, all of Assignor’s right, title and interest in and to the Purchased Assets (as defined in, and set forth on Exhibit A to, the Purchase Agreement).

2. Assumption. Assignee hereby expressly and irrevocably assumes and agrees to be solely liable and responsible for, and shall hereafter pay, perform and discharge all of the Assumed Liabilities (as defined in the Purchase Agreement). Except for the Assumed Liabilities, Assignee does not assume any debt, liability or obligation of Assignor and it is expressly understood and agreed that all debts, obligations and liabilities of Assignor not assumed by Assignee shall remain the sole responsibility of Assignor.

3. Construction. This Agreement is being delivered pursuant to the Purchase Agreement and will be construed consistently therewith. This Agreement is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of the Parties under the Purchase Agreement. To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Purchase Agreement, the terms of the Purchase Agreement will govern.

4. Further Assurances.  Assignor and Assignee covenant and agree that they will at any time and from time to time do, execute, acknowledge, and deliver any and all other acts, deeds, assignments, transfers, or conveyances that the other party deems reasonably necessary or proper to carry out the assignments and assumptions intended to be made hereunder.

5. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

6. Governing Law.  The validity, interpretation and effect of this Agreement are governed by and will be construed in accordance with the laws of the State of California applicable to contracts made and performed in California and without regard to conflicts of law doctrines.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the date set forth above.

ASSIGNOR:

ATMEL CORPORATION

By: /s/ Steve Skaggs
Name: Steve Skaggs
Title: CFO

ASSIGNEE:

UNI-PIXEL DISPLAYS, INC.

By: /s/ Jeff Hawthorne
Name:  Jeff Hawthorne
Title:   Chief Executive Officer